                                                                     EXHIBIT 5.1

                             Pogo Producing Company
                          5 Greenway Plaza, Suite 2700
                              Houston, Texas 77046
                                Gerald A. Morton
                  Vice President - Law and Corporate Secretary

                                                                 August 10, 2001


Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas  77046

Gentlemen:

                  I have acted as counsel for Pogo Producing Company, a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3, File No. 333-______, (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on August 10, 2001, relating to 12,615,816 shares (the "Shares") of common stock, par value $1.00 per share, of the Company to be offered and sold by certain shareholders identified in such Registration Statement from time to time pursuant to Rule 415 under the Act.

                  In my capacity as Vice President--Law and Corporate Secretary of the Company, I have examined the Restated Certificate of Incorporation, as amended, filed as Exhibit 4.1 to the Registration Statement and the Restated Bylaws of the Company, as amended, filed as Exhibit 4.2 to the Registration Statement (together, the "Charter Documents") and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

                  In connection with this opinion, I have assumed, with your approval, that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) all Shares will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and, if applicable, any appropriate prospectus supplement; and (iii) a definitive purchase, underwriting or similar agreement with respect to any Shares offered thorough an underwritten offering will have been duly authorized and validly executed and delivered by the Company and the other parties thereto. No opinion is expressed herein as to any matter governed by any law other than the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America, each as in effect on the date hereof.

                  Based upon my examination as aforesaid and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

                  2. The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

                  I hereby consent to the filing of this opinion of counsel as
Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in each of the Prospectuses forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                       Very truly yours,



                                       /s/ Gerald A. Morton